EXHIBIT 10.A.42
			APPLE COMPUTER, INC.
		    SENIOR OFFICERS RESTRICTED
		      PERFORMANCE SHARE PLAN

1.	PURPOSE

This annual performance-based incentive plan (the "Performance
Share Plan" or the "Plan") is designed to reward executive officers of Apple Computer, Inc. and its subsidiaries (the "Company") for achieving performance objectives. The Performance Share Plan is intended to provide an incentive for superior performance and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Corporation and its shareholders, to promote the maintenance of substantial stock ownership levels by officers of the Corporation, and to enable the Corporation to attract and retain highly qualified executive officers.
The Performance Share Plan is also intended to secure the full deductibility of incentive compensation payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers
(collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

2.	ELIGIBILITY AND PARTICIPATION

Only (i) those executive officers of the Corporation at the level of senior vice president or above and (ii) such other key employees of the Company as are recommended by management to and designated by the Compensation
Committee shall be eligible to participate in the Performance Share
Plan. Prior to or at the time performance objectives are established for a "Performance Period", as defined below, the Compensation Committee
(the "Committee") of the Company's Board of Directors (the "Board") will designate in writing those executive officers and other key employees among those who may be eligible to participate in the Plan who shall in fact be participants for such Performance Period (the
"Participants").  The initial Participants in the Performance Share
Plan shall be the individuals holding the positions identified in Appendix A.

3.	PLAN YEAR AND PERFORMANCE OBJECTIVES

(A) PLAN YEAR: The fiscal year of the Performance Share Plan (the "Plan
Year") shall be the fiscal year beginning on the first day of the Company's fiscal year and ending on the last day of the Company's fiscal year. The performance period (the "Performance Period") with respect to which awards may be payable under the Plan shall be the Plan Year, or, in the event the Committee designates an employee to participate in the Plan as of a date that is after the beginning of the Plan Year, such shorter period as the Committee designates. The initial Plan Year shall commence on September 30, 1996 and end on September 26, 1997.

(B) PERFORMANCE GOAL SETTING PERIOD: Within the first ninety (90) days of each Performance Period the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of performance shares payable to each Participant under the Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any
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Performance Period, such goals, objectives and compensation formulae or methods must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent (25%) of the total number of days in such Performance Period. The Committee may, but shall not be required to, set performance goals for any Participant whose Performance Period is shorter than the Plan Year that are different from the performance goals for Participants whose Performance Period is the Plan Year, and may, but shall not be required to, set such separate performance goals within twenty-five percent (25%) of the total number of days remaining in the Plan Year at the time such Participants are designated as Participants in the Plan. Any such separate performance goals shall be selected from among the performance goals listed in Section 3(C) hereof.

(C) PERFORMANCE MEASUREMENT: Performance goals shall be based upon one or more of the following business criteria for the Company:

	 -  earnings per share

	 -  share price

	 -  revenue growth

	 -  return on equity

	 -  return on net assets

	 -  timing objectives for delivery of new products

	 -  retention of key employees

The Committee may adopt other performance goals in its sole and absolute discretion, provided, however, that in the event the Committee determines to adopt performance goals based on criteria other than those stated above, the Committee shall obtain shareholder approval of such criteria. All performance goals adopted by the Committee shall be preestablished, objective performance goals as described in Reg. Sec. 1.162-27(e)(2), promulgated under Section 162(m) of the Code. Measurements of the Company's or a Participant's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent any performance goal is expressed in standard accounting terms, such performance goal shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.

4.	DETERMINATION OF PERFORMANCE SHARE AWARDS

(A) SHARES COVERED BY THE PLAN: Shares awarded under the
Performance Share Plan shall be shares of the Company's common stock ("Shares"). The maximum number of Shares that may be awarded under the Plan shall be 2,000,000 in the aggregate and, in any single Plan Year, 300,000 to any one individual, subject to adjustment as provided in Section 6(k). Shares that are converted to cash in accordance with Section 5 shall be treated as shares awarded under the Plan for purposes of the aggregate and individual limits in the previous sentence. Any increase in the number of Shares allocated
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to the Plan must be approved by the Company's shareholders. Any Shares deliverable under the Plan may be made available from authorized but unissued Shares or Shares reacquired by the Company, including Shares purchased in the open market or in private transactions.

(B) GRANTS OF PERFORMANCE SHARES: At the beginning of each Performance
Period, each Participant will be granted the target number of Shares
(see Appendix A) that can be earned based on performance with respect to that Performance Period (the "Conditional Grant"). At the time the
Conditional Grant is made on behalf of a Participant, certificates representing the target number of Shares will be registered in the name of the Participant. During the Performance Period, the certificates representing those Shares will be held by the Company. The Committee may specify that the Conditional Grant for a Performance Period will be earned if the applicable target is achieved for one goal or for any one of a number of goals. The Committee may also provide that the Conditional Grant for a Performance Period will be earned only if targets are achieved for more than one performance goal. The Committee may also provide that the Conditional Grant to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable performance targets.

As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the Plan and the Committee shall calculate the amount of each Participant's actual award for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period (the "Actual Grant"). The Committee shall have no discretion to increase the maximum amount of any Participant's Actual Grant as so determined, but may reduce the amount of or totally eliminate such award, as it determines, in its absolute and sole discretion, in an amount appropriate to reflect the Participant's performance.

No Participant's Actual Grant for any Plan Year shall exceed the number of Shares stated in Appendix A.

Only after the Actual Grant has been awarded to a Participant will he or she have the rights of a shareholder in the Company with respect to any of the Shares covered by the Conditional Grant, including the right to vote the Shares and the right to receive any distributions with respect to such Shares.

5.	PAYMENT OF AWARDS

Approved performance share awards shall be payable by the Company to each Participant in Shares, or, at the election of the Participant, fifty percent (50%) in Shares and fifty percent (50%) in cash ("Cash
Election"), as soon as reasonably practicable after the last day of the relevant Performance Period (the "vesting date"), provided that the Committee has first certified in writing that the relevant performance goals were achieved. In the event that a Participant makes a Cash Election, the amount of cash to be awarded shall be determined by the Committee as of each vesting date, such that (subject to the performance goals for that Performance Period being fully satisfied), the Participant receives fifty percent of the total value of the Shares earned as of the vesting date in cash and the remainder in Shares, based on the closing price of the Company's common stock on the vesting date. Cash Elections for any Performance
Period shall be made on a form
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provided for the purpose by the Committee within sixty (60) days of the date an employee is notified by the Committee that he or she has been designated as a Participant in the Plan for that Performance Period. Except in the case of an Actual Grant made to a Participant's Beneficiary (as hereinafter defined), a participant is precluded from selling or otherwise disposing of any interest in Actual Grant Shares until such time as the Shares are distributed to the Participant.

If a Participant ceases to be employed by the Company prior to the end of any Plan Year, award payment rights will be determined as follows:

A.	Involuntary termination by the Company for cause or voluntary termination by a Participant would lead to a Participant's forfeiture of all Performance Share Plan awards for that Plan Year. Termination for cause is defined as follows: conviction of (i) a felony, (ii) embezzlement from the Company or (iii) other business fraud.

B.	Termination on account of death, disability, or involuntary
termination not for cause by the Company entitles a Participant, or the Participant's Beneficiary, to a prorated share of the performance share award. Prorated awards are determined based on the number of completed months that the Participant was employed in the Performance Period divided by 12 months (or by such lesser number of months as constitutes the Performance Period in the case of a Performance Period that is shorter than the Plan
Year) and are subject to reduction as provided in Section 4(b). Prorated awards shall be paid at the same time as if the Participant had remained employed until the end of the Plan Year.

6.	OTHER TERMS AND CONDITIONS

(A) TERM OF PLAN: The Performance Share Plan shall become effective upon its adoption by the Board, subject to the subsequent approval thereof by the shareholders of the Company in accordance with Section 6(b). It shall continue in effect for a term of five (5) years unless sooner terminated under
Section 7 of the Plan.

(B) SHAREHOLDER APPROVAL: No Actual Grants shall be awarded under the Performance Share Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan, including the business criteria described in the Plan, are disclosed to the Company's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

(C) NO PARTICIPATION RIGHTS: No person shall have any legal claim to be granted an award under the Performance Share Plan and the Committee shall have no obligation to treat Participants uniformly. Participation in the Performance Share Plan in any Plan Year does not entitle any Participant to participate in the Plan in any other Plan Year. The right to receive a targeted number of performance shares in any given year does not entitle a Participant to participate with respect to the same number of Shares in any subsequent year.

(D) NO RIGHTS TO SPECIFIC PROPERTY: Except as may be otherwise required by law, Conditional Grants and Actual Grants under the Performance Share
Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment,
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pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. No Participant shall have any claim with respect to any specific assets of the Company or to stock certificates registered in the Participant's name prior to the vesting of the shares represented by such certificates.

(E) NO EMPLOYMENT RIGHTS: Neither the Performance Share Plan nor any action taken under the Plan shall confer upon any Participant any right with respect to continuation of employment by the Company (or any subsidiary or affiliated company) or to maintain any Participant's compensation at any level, nor shall it interfere in any way with any Participant's right or the right of the Company (or any subsidiary or affiliated company) to terminate a Participant's employment at any time or for any reason.

(F) OTHER BENEFITS: Performance share awards shall not be considered as part of a Participant's salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or its subsidiaries, or required by law or by contractual obligations of the Company or its subsidiaries.

(G) BENEFICIARY: The term "Beneficiary" shall mean the person or persons designated by a Participant to whom performance share are to be paid pursuant to the terms of the Performance Share Plan in the event of the Participant's death. The designation shall be on a form provided by the Committee, executed by the Participant, and delivered to the Committee. A Participant may change his or her Beneficiary designation at any time. If no Beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the performance share award is paid, the balance shall be paid to the Participant's spouse, or if there is no spouse, in equal shares to the Participant's lineal descendants, or if there is no surviving spouse or lineal descendant, to the Participant's estate.

(H) PERMANENT DISABILITY: For purposes of the Performance Share
Plan, a permanent disability shall mean a disability which would qualify a Participant to receive benefits under the Apple Computer, Inc. Long-Term Disability Plan (after satisfying the elimination period thereunder) as now or hereafter in effect.

(I) INCAPACITY OF PARTICIPANT OR BENEFICIARY: If the Committee finds that any Participant or Beneficiary to whom a performance share award is payable under the Performance Share Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any performance share award due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under provisions of the Performance Share Plan to the extent of such payment.

(J) TAX WITHHOLDING: The Company will withhold from each Actual Grant at the time of payment thereof all applicable state, local and federal withholding taxes, as required by law, as determined by Apple in its sole discretion. Such withholding will be made first from the amount of the Participant's Cash Election, if any, and second from the Participant's Shares, to the extent required. Alternatively, in lieu of withholding from Shares, the Participant may elect to fund the payment of withholding taxes determined by Apple to be due by making payment of the full amount of the withholding taxes to Apple on or before the due date of the withholding taxes.
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(K) ADJUSTMENTS DUE TO CHANGES IN CAPITALIZATION

If the outstanding Shares are increased, decreased, or exchanged for a different number of kind of shares or other securities, or if additional Shares or other securities are distributed with respect to such Shares or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such Shares or other securities, an appropriate and proportionate adjustment may be made in
(i) the maximum number and kind of Shares provided for in Section 4(a) of the Plan, (ii) the annual individual maximum grant limit provided for in
Section 4(a), (iii) the number and kind of Shares subject to each then outstanding performance share award, and (iv) each Participant's target number of Shares as provided in Appendix A.

Adjustments under this Section 6(k) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive on all interested persons. No fractional Share or other interest will be issued under the Plan on account of any of such adjustments

(L) CHANGE IN CONTROL: In the event of a change in control (as defined below) of the Company, the Committee shall make equitable adjustments to the Participant's Performance Shares in a manner intended to preserve their economic value as of the date of the change in control, including modifications to performance measures and performance goals if necessary; provided, however, that if a Participant's employment with the Company is terminated without cause in connection with a change in control, then any other provision of the Plan to the contrary notwithstanding, the Participant shall be entitled to receive the maximum annual number of Performance Shares for the year in which the change-in-control occurs following such termination regardless of whether the Performance Goals are achieved. For purposes of this Plan, change in control is defined as follows:

A.	When any "person", as such term is used in Section 13(d) and 14(d)
of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

B.	The occurrence of a transaction requiring shareholder approval and involving either the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another entity.

(M) CONDITIONS UPON ISSUANCE OF SHARES: Shares shall not be issued with respect to an Actual Grant unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
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Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the non-issuance of such Shares as to which such requisite authority shall not have been obtained.

(N) GOVERNING LAW: The place of administration of the Performance
Share Plan shall be in the State of California and the validity, construction, interpretation, administration and effect of the Performance Share Plan and the rules, regulations and rights relating to the Performance Share Plan, shall be determined solely in accordance with the laws of the State of California.

7.	ADMINISTRATION

(A) ADMINISTRATOR: The Plan shall be administered by a Committee designated by the Board to administer the Plan, which Committee shall be constituted in such a manner as to permit the Plan and grants and awards thereunder to comply with Rule 16b-3 as it applies to grants to officers and in such a manner as to satisfy the Applicable Laws. All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.

(B) POWERS OF THE ADMINISTRATOR: The Committee shall have full power, authority and discretion to administer and interpret the provisions of the Performance Share Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. Without limitation of the foregoing, subject to the provisions of the Plan and such limitations as are necessary or desirable in order for incentive awards paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code, the Committee shall have the authority, in its discretion: (i) to determine the amount of cash to be awarded pursuant to any Cash Election under Section 5 above; (ii) to determine the employees who shall be Participants in the Plan;
(iii) to interpret the Plan; (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Conditional Grant or Actual Grant awarded hereunder (including, but not limited to, any restriction or limitation, or any waiver of forfeiture restrictions regarding any Grant and/or the Shares relating thereto, based in each case on such factors as the Administrator shall determine, in its sole discretion); (v) to approve forms of agreement for use under the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to modify or amend each Grant (with the consent of the Participant); (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate any Grant previously granted by the Administrator; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(C) EFFECT OF DECISIONS BY THE ADMINISTRATOR: All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.





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8.	AMENDMENT AND TERMINATION

The Board may at any time amend, alter, suspend or terminate the Plan, as it may deem advisable; provided that except as otherwise required by law, any amendment required to conform the Performance Share Plan to the requirements of Section 162(m) of the Code or to conform the Performance Share Plan or any grant made thereunder to the requirements for exemption under Rule 16b-3 promulgated under the Securities
Exchange Act of 1934, as amended, or any successor thereto ("Rule 16b-3"), shall be made by the Committee, and provided that, to the extent necessary and desirable to comply with Section 162(m) of the Code (or any other applicable law, regulations or rules), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as is required, including, without limitation, any amendment to the class of individuals who are eligible to participate in the Performance Share Plan, to the performance criteria specified in Section 2 hereof or to the maximum incentive award payable to any Participant, unless shareholder approval is not required in order for incentive awards paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code. Any such amendment, alteration, suspension or termination of the Plan shall not impair the rights of any Plan Participant under any grant theretofore made without his or her consent. Such grants shall remain in full force and effect as if this Plan had not been amended or terminated, except as may otherwise be required by applicable law.


































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APPENDIX A



Position		    Maximum Total Award 	  Annual Maximum
			   of Performance Shares      Performance Share Awards

Chief Executive Officer	          1,000,000	              200,000

Chief Operating Officer		    100,000	               20,000

Chief Financial Officer		     80,000		       16,000

Chief Technology Officer	     80,000	               16,000

Chief Administrative Officer	     80,000	               16,000




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